CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 69 to Registration Statement No. 002-30447 on Form N-1A of our report dated May 28, 2015, relating to the financial statements and financial highlights of Nicholas Fund, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2015, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Disclosure of Portfolio Holdings”, “Shareholder Reports” and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

July 30, 2015